Exhibit B
Form of Restricted Stock Award Amendment

WORLD ACCEPTANCE CORPORATION
RESTRICTED STOCK AWARD AMENDMENT
World Acceptance Corporation, a South Carolina corporation (the "Company"), and the undersigned participant (the “Participant”) in, as applicable, the World Acceptance Corporation 2008 Stock Option Plan and/or the World Acceptance Corporation 2011 Stock Option Plan (as amended from time to time, the "Plans"), hereby enter into this Restricted Stock Award Amendment (this “Amendment”) effective as of ___________________ (the “Effective Date”).
WHEREAS, the Company granted Participant a “Group B” restricted stock award pursuant to one of the Plans on [ ] with respect to [ ] shares (the “Award Shares”) of the common stock of the Company (the “Award”);
WHEREAS, the Company and the Participant wish to amend the terms of the Award as set forth herein;
NOW, THEREFORE, the parties agree as follows:

1.
Partial Vesting and Forfeiture. The Award is amended to provide that it shall vest with respect to one-quarter of the Award Shares (namely, [ ] shares; the “Vested Shares”) on March 18, 2016 and that all other Award Shares shall be forfeited as of such date. Such vesting shall not be contingent upon the achievement of any performance goals. The foregoing shall supersede any and all conflicting provisions of the Award.

2.
Restrictions on Transfer. The Participant may not transfer the Vested Shares or any interest in the Vested Shares, voluntarily or involuntarily, by sale, pledge, gift or otherwise, prior to March 31, 2019, except that the Vested Shares may be transferred in accordance with applicable laws regarding the inheritance of property upon the death of the Participant, provided that the Vested Shares shall remain subject to the foregoing restrictions on transfer in the hands of any permitted transferee. The Company may provide for appropriate legends regarding the foregoing restrictions to be placed on any certificates issued for Vested Shares, and any such certificates shall be held by the Company as long as the foregoing restrictions on transfer apply to the Vested Shares. These restrictions on transfer shall not be construed to alter or limit any other restrictions on transfer that may apply under applicable law, the terms of the Plans or otherwise.

3.
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, the employer’s minimum statutory withholding based upon applicable statutory withholding rates for federal, state, and local taxes, domestic or foreign, including payroll taxes, that are applicable with respect to the vesting of the Vested Shares. The amount of any such withholding shall be determined by the Company.

4.
Governing Law. All questions concerning the validity, enforcement and interpretation of this Amendment shall be governed by and construed according to the laws of the State of South Carolina without regard to conflict of law principles.

5.
Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together constitute one and the same instrument. This Amendment shall not be effective unless executed by the parties prior to March 31, 2016.

Executed effective as of the Effective Date.

WORLD ACCEPTANCE CORPORATION            PARTICIPANT

By:         By:

Name:         Name:

Title:         Title: